EXPENSE LIMITATION AGREEMENT

                      PILGRIM AMERICA MASTERS SERIES, INC.


         EXPENSE LIMITATION AGREEMENT, effective as of ___________, 1998 by and between Pilgrim America Investments, Inc. (the "Investment Manager") and Pilgrim America Masters Series, Inc. (the "Company"), on behalf of each series of the Company set forth in SCHEDULE A (each a "Fund," and collectively, the "Funds").

         WHEREAS, the Company is a Maryland corporation, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Company; and

         WHEREAS, the Company and the Investment Manager have entered into an Investment Management Agreement dated June 8, 1995 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund; and

         WHEREAS, the Company and the Investment Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1.       EXPENSE LIMITATION.

         1.1. APPLICABLE EXPENSE LIMIT. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment management fees of the Investment Manager, but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, expenses of any counsel or other persons or services retained by the Company's directors who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager, and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

         1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in SCHEDULE A based on a percentage of the average daily net assets of each Fund.

         1.3. DURATION OF OPERATING EXPENSE LIMIT. The Operating Expense Limit with respect to each Fund shall remain in effect until the date specified for that Fund on SCHEDULE B. The Investment Manager may extend, but may not during the term of this Agreement shorten, the duration of the Operating Expense Limit for any Fund without the consent of the Company by
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delivering a revised SCHEDULE B to the Company  reflecting such extension.  Such an extension must continue at the same Operating Expense Limit amount specified on SCHEDULE A.

         1.4. METHOD OF COMPUTATION. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a Fund exceed the Operating Expense Limit of such Fund, the Investment Manager shall remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount.

         1.5. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

         2.1. REIMBURSEMENT. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of such Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to reimbursement by such Fund of the investment management fees waived or reduced and other payments remitted by the Investment Manager to such Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the Fund's annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit provided in SCHEDULE A, provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

         2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.       TERM AND TERMINATION OF AGREEMENT.

         This Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business.

4.       MISCELLANEOUS.

         4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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         4.2.  INTERPRETATION.  Nothing  herein  contained  shall be  deemed  to require the Company or the Funds to take any action contrary to the Company's Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Funds.

         4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                     PILGRIM AMERICA MASTERS SERIES, INC.
                                     ON BEHALF OF
                                     EACH OF ITS SERIES


                                     By:   _________________________________
                                     Name:
                                     Title:


                                     PILGRIM AMERICA INVESTMENTS, INC.


                                     By:   _________________________________
                                     Name:
                                     Title:

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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS


This Agreement relates to the following Funds of the Company:

                                                 Maximum Operating
                                                   Expense Limit
                                                (as a percentage of
         Name of Fund                           average net assets)
         ------------                           -------------------

         Asia-Pacific Equity Fund                      1.75%
         MidCap Value Fund                             1.50%
         LargeCap Value Fund                           1.50%
         Strategic Income Fund                         0.75%

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                                   SCHEDULE B
                      DURATION OF OPERATING EXPENSE LIMITS


The duration of each Operating Expense Limit shall be as follows:

                                                   Date on Which
                                                 Operating Expense
         Name of Fund                            Limit Terminates
         ------------                            -----------------

         Asia-Pacific Equity Fund                    12/31/98
         MidCap Value Fund                           12/31/98
         LargeCap Value Fund                         12/31/98
         Strategic Income Fund                       12/31/98

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